TRANSFER AGENT SERVICING AGREEMENT

          THIS TRANSFER AGENT SERVICING AGREEMENT (this "Agreement") is made and entered into as of this _____ day of _______, 2000, by and between Golden Gate Fund, Inc., a corporation organized under the laws of the State of Maryland (the "Company") and Firstar Mutual Fund Services, LLC, a limited liability company organized under the laws of the State of Wisconsin ("FMFS").

          WHEREAS, the Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

          WHEREAS, the Company is authorized to create separate series, each with its own separate investment portfolio; and

          WHEREAS, FMFS is in the business of providing, among other things, transfer agent and dividend disbursing agent services to investment companies; and

          WHEREAS, the Company desires to retain FMFS to provide transfer agent services the portfolio of the Company, Golden Gate Fund (the "Fund").

          NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and FMFS agree as follows:

1.   Appointment of Transfer Agent

          The Company hereby appoints FMFS as transfer agent of the Company on the terms and conditions set forth in this Agreement, and FMFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement in consideration of the compensation provided for herein.

2.   Duties and Responsibilities of FMFS

          FMFS shall perform all of the customary services of a transfer agent and dividend disbursing agent, and as relevant, agent in connection with accumulation, open account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to:

          A.   Receive orders for the purchase of shares;

          B. Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the Company's custodian, and issue the appropriate number of uncertificated shares with such uncertificated shares being held in the appropriate shareholder account;

          C. Arrange for issuance of shares obtained through transfers of funds from shareholders' accounts at financial institutions and arrange for the exchange of shares for shares of other eligible investment companies, when permitted by Prospectus;

          D. Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Company's custodian;

          E. Pay monies upon receipt from the Company's custodian, where relevant, in accordance with the instructions of redeeming shareholders;

          F. Process transfers of shares in accordance with the shareholder's instructions;

          G. Process exchanges between funds and/or classes of shares of funds;

          H. Prepare and transmit payments for dividends and distributions declared by the Company with respect to the Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions;

          I. Make changes to shareholder records, including, but not limited to, address changes in plans (i.e., systematic withdrawal, automatic investment, dividend reinvestment, etc.);

          J. Record the issuance of shares of the Fund and maintain, pursuant to Rule 17ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a record of the total number of shares of the Fund which are authorized, issued and outstanding;

          K. Prepare shareholder meeting lists and, if applicable, mail, receive and tabulate proxies;

          L.   Mail   shareholder    reports   and   prospectuses   to   current
               shareholders;

          M.   Prepare and file U.S.  Treasury  Department  Forms 1099 and other
               appropriate   information   returns   required  with  respect  to
               dividends and distributions for all shareholders;

          N. Provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders for all purchases, redemption's and other confirmable transactions as agreed upon with the Company;

          O. Mail requests for shareholders' certifications under penalties of perjury and pay on a timely basis to the appropriate federal authorities any taxes to be withheld on dividends and distributions paid by the Company, all as required by applicable federal tax laws and regulations;

          P. Provide a Blue Sky System, which will enable the Company to monitor the total number of shares of the Fund, sold in each state. In addition, the Company or its agent, including FMFS, shall identify to FMFS in writing those transactions and assets to be treated as exempt from the Blue Sky reporting for each state. The responsibility of FMFS for the Company's Blue Sky state registration status is solely limited to the initial compliance by the Company and the reporting of such transactions to the Company or its agent;

          Q. Answer correspondence from shareholders, securities brokers and others relating to FMFS's duties hereunder and such other correspondence as may from time to time be mutually agreed upon between FMFS and the Company.

          Reimburse the Fund each month for all material losses resulting from "as of" processing errors for which FMFS is responsible in accordance with the "as of" processing guidelines set forth in the attached Exhibit B.

3.   Compensation

          FMFS shall be compensated for providing the services set forth in this Agreement in accordance with the Fee Schedule attached hereto as Exhibit A and as mutually agreed upon and amended from time to time. The Company agrees to pay all fees and reimbursable expenses within ten (10) business days following the receipt of the billing notice.

4.   Representations of FMFS

          FMFS represents and warrants to the Company that:

          A. It is a limited liability company duly organized, existing and in good standing under the laws of Wisconsin;

          B.   It is a registered transfer agent under the Exchange Act;

          C. It is duly qualified to carry on its business in the State of Wisconsin;

          D. It is empowered under applicable laws and by its charter and bylaws to enter into and perform this Agreement;

          E. All requisite corporate proceedings have been taken to authorize it to enter and perform this Agreement;

          F. It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and

          G. It will comply with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, the 1940 Act, and any laws, rules, and regulations of governmental authorities having jurisdiction.

5.   Representations of the Company

          The Company represents and warrants to FMFS that:

          A.   The Company is an open-end investment company under the 1940 Act;

          B. The Company is organized, existing, and in good standing under the laws of Maryland;

          C. The Company is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform this Agreement;

          D.   All   necessary   proceedings   required   by  the   Articles  of
               Incorporation have been taken to authorize it to enter into and perform this Agreement;

          E. The Company will comply with all applicable requirements of the Securities Act, the Exchange Act, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction; and

          F. A registration statement under the Securities Act will be made effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all shares of the Company being offered for sale.

6.   Performance of Service;  Limitation of Liability

          FMFS shall exercise reasonable care in the performance of its duties under this Agreement. FMFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond FMFS's control, except a loss arising out of or relating to FMFS' refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if FMFS has exercised reasonable care in the performance of its duties under this Agreement, the Company shall indemnify and hold harmless FMFS from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which FMFS may sustain or incur or which may be asserted against FMFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losses expenses, and liabilities arising out of or relating to FMFS's refusal or failure to comply with the terms of this

Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement, (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to FMFS by any duly authorized officer of the Company, such duly authorized officer to be included in a list of authorized officers furnished to FMFS and as amended from time to time in writing by resolution of the Board of Directors of the Company.

          FMFS shall indemnify and hold the Company harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which the Company may sustain or incur or which may be asserted against the Company by any person arising out of any action taken or omitted to be taken by FMFS as a result of FMFS's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

          In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, FMFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FMFS's control. FMFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of FMFS. FMFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Company shall be entitled to inspect FMFS's premises and operating capabilities at any time during regular business hours of FMFS, upon reasonable notice to FMFS.

          Regardless of the above, FMFS reserves the right to reprocess and correct administrative errors at its own expense.

          In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation which presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim, which may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

7.   Proprietary and Confidential Information

          FMFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company all records and other information relative to the Company and prior, present, or potential shareholders (and clients of said shareholders) and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where FMFS may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by the Company.

8.   Term of Agreement

          This Agreement shall become effective as of the date hereof and, unless sooner terminated as provided herein, shall continue automatically in effect for successive annual periods. This Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties.

9.   Records

          FMFS shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Company but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. FMFS agrees that all such records prepared or maintained by FMFS relating to the services to be performed by FMFS hereunder are the property of the Company and will be preserved, maintained, and made available with such section and rules of the 1940 Act and will be promptly surrendered to the Company on and in accordance with its request.

10.  Governing Law

          This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Wisconsin. However, nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.

11.  Duties in the Event of Termination

          In the event that, in connection with termination, a successor to any of FMFS's duties or responsibilities hereunder is designated by the Company by written notice to FMFS, FMFS will promptly, upon such termination and at the expense of the Company, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by FMFS under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which FMFS has maintained, the Company shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FMFS's personnel in the establishment of books, records, and other data by such successor.


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

12.  Notices

          Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows:
Notice to FMFS shall be sent to:

          Ms. Gail Zess
          Firstar Mutual Fund Services, LLC
          615 East Michigan Street
          Milwaukee, WI  53202

          and notice to the Company shall be sent to:

          Mr. Bruce J. Raabe
          Collins & Company
          100 Larkspur Landing Circle, Suite 102
          Larkspur, CA  94939

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer or one or more counterparts as of the day and year first written above.

GOLDEN GATE FUND, INC.                  FIRSTAR MUTUAL FUND SERVICES,
                                          LLC


By:_________________________________    By:___________________________________


Attest:_____________________________    Attest:_______________________________



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

                    Transfer Agent and Shareholder Servicing
                               Annual Fee Schedule


                                                                       Exhibit A

         Name of Series                        Date Added
         --------------                        ----------
     Golden Gate Fund, Inc.

Shareholder Account Fee (Subject to Minimum)
         No-Load - $15.00 per account
         Load Fund - $16.00 per account
         Money Market $21.00 per account

Annual Minimum - $24,000 first no-load fund, $28,000 first load or money market fund.
         Each Additional Fund/Class - $15,000 per year

Plus .5 basis point per year. (Waived for first 6 months for first fund) File Transfer - $160 per month plus $.01/record.
Extraordinary services quoted separately.

Activity Charges
         Telephone Call - $1.00 per call
         Draft Check Processing - $1.00 per draft
         Daily Valuation Trades - $6.75 per trade
         ACH Shareholder Services
                $125.00  per month per fund group
                $ .50 per ACH item, setup and/or change
                $5.00 per correction, reversal, return item

Plus Out-of-Pocket Expenses, including but not limited to:
        Telephone - toll free lines          Proxies
        Postage                              Retention of records
        Programming                          Microfilm/fiche of records
        Special reports                      Stationery/envelopes
        ACH fees                             NSCC charges
        Insurance                            All other out-of-pocket expenses

Qualified Plan Fees (Billed to Investors)*
        Annual maintenance fee per account   $12.50/acct.(Cap at $25.00 per SSN)
        Education IRA                        $ 5.00/acct.(Cap at $25.00/per SSN)
        Transfer to successor trustee        $15.00/trans.
        Distribution to participant          $15.00/trans. (Exclusive of SWP)
        Refund of excess contribution        $15.00/trans.
Additional Shareholder Fees (Billed to Investors)
        Any outgoing wire transfer           $12.00/wire
        Telephone Exchange                   $ 5.00/exchange transaction
        Return check fee                     $25.00/item
        Stop payment                         $20.00/stop
        (Liquidation, dividend, draft check)
        Research fee                         $ 5.00/item
        (For requested items of the second calendar year [or previous] to the request)(Cap at $25.00)

                                                                       EXHIBIT B

            Firstar Mutual Fund Services, LLC As Of Processing Policy

          Firstar Mutual Fund Services, LLC (FMFS) will reimburse the Fund(s) for any net material loss that may exist on the Fund(s) books and for which FMFS is responsible, at the end of each calendar month. "Net Material Loss" shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund's net asset value per share by more than 1/2 cent. Gains and losses will be reflected on the Fund's daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis. FMFS will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of 1/2 cent will not be carried forward to the next succeeding month. FMFS will notify the advisor to the Fund(s) on the daily share sheet of any losses for which the advisor may be held accountable.

                                     Sample
                              Out-of-Pocket Charges


Forms Costs
      Statement Paper                                    $    .038/item
      #9, #10 Envelopes                                  $    .043/item
      Check/Statement Paper                              $     .25/item
      Certificate                                        $    1.00/item
      Wire Order Confirm (non-NSCC)                      $     .22/item
      Firstar Fulfillment Envelope                       $     .25/item
      Presort Postage (one ounce)                        $     .34/item
Shareholder System Select Request                        $  200.00/request
Systems Development/Programming                          $  150.00/hour
Fund Group Addition                                      $2,000.00/fund group
Fund Additions                                           $1,000.00/fund or class
Fund Group Restore                                       $1,000.00/occurrence
Lost Shareholder Search (Keane Tracers)                  $    3.00/search
DAZL ($5,000 Setup)                                      $1,000.00/monthly
            Price record transmission                    $    .015/price record
            Other record                                 $    .025/other record
NSCC Setup (Fund/SERV, Networking Exchanges, ACATS, MF
Profile, DCCS, TORA)                                     $5,000.00/fund group
NSCC Commission Settlement                               $5,000.00/fund group


Fees and out-of-pocket expenses are billed to the Company monthly.


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